Exhibit 99.3

FORM OF LETTER

STEREOTAXIS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Shareholders

of Stereotaxis, Inc.

[ — ], 2013

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Stereotaxis, Inc. (“Stereotaxis”) of shares of Stereotaxis common stock, par value $0.001 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., New York City time, on [ — ], 2013 (the “Record Date”). The Rights and Common Stock are described in the accompanying offering prospectus covering the Rights and the shares of Common Stock issuable upon their exercise dated [ — ], 2013 (the “Prospectus”).

In the Rights Offering, Stereotaxis is offering an aggregate of [ — ] shares of Common Stock, as described in the Prospectus. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [ — ], 2013, unless extended (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee will receive a subscription right to purchase one-third of a share of Common Stock at a price of $3.00 per share (the “Subscription Price”) for each whole share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Rights. Fractional Rights remaining after aggregating all of the Rights distributed to the Rights holder will be rounded down to the nearest whole number. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”) will be returned, without interest, as soon as practicable.

The Rights are transferable during the course of the Rights Offering. If the Rights holder purchase Rights in the open market or otherwise, and the Rights Offering is not completed, the purchase price paid for such Rights will not be returned to the Rights holder.

Stereotaxis is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Rights Agent, incurred in connection with the exercise of the

Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Stereotaxis or the Rights Agent.

Enclosed are copies of the following documents:

1. The Prospectus;

2. Instructions as to the Use of Stereotaxis, Inc. Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Rights Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Rights, to the Rights Agent, as indicated in the Prospectus. The Rights Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from the Rights Agent. The Rights Agent’s telephone number is (855) 300-4994. Any questions or requests for assistance concerning the rights offering should be directed to the Rights Agent.

Very truly yours,

Stereotaxis, Inc.